EXHIBIT

Morgan Stanley Dean Witter Liquid Asset Fund Inc.


	Sub-Item
	77P		Information Required to be Filed Pursuant to Existing
			Exemptive (c) Orders

(A)	Statement Pursuant to Exemptive Order (ICA Release No. 10991)
Pertaining to Amortized Cost Pricing

No action was taken during the period pursuant to condition 2 (c)
Of the above-captioned Order.